SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report
(Date of earliest event reported) July 15, 2002
                                  -------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5. OTHER EVENTS

      On July 16, 2002, a news release was issued on the subject of second quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the second quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated July 15, 2002.

             GENERAL MOTORS EARNS $1.5 BILLION OR $2.63 PER SHARE IN
               SECOND QUARTER, EXCLUDING SPECIAL ITEMS AND HUGHES

      -- REPORTED NET INCOME TOTALS $1.3 BILLION OR $2.43 PER SHARE -- AUTOMOTIVE OPERATIONS GENERATE $3.5 BILLION IN CASH
      -- U.S. MARKET SHARE RISES TO 28.1 PERCENT

   DETROIT - General Motors Corp. (NYSE: GM, GMH) today reported earnings nearly doubled in the second quarter of 2002 compared with the prior-year period, reflecting improved retail sales performance, increased production in North America, and a continued focus on cost reduction.

   GM earned $1.5 billion, or $2.63 per diluted share of GM $1-2/3 par value common stock, in the second quarter of 2002, excluding Hughes and an after-tax charge of $55 million, or $0.10 per share, for costs associated with end-of-life vehicle recycling in Europe (see Highlights). That compares with $766 million, or $1.37 per share, in the year-ago period, excluding Hughes and a charge of $133 million, or $0.23 per share, related to the write-down of Isuzu Motors Ltd. Revenue in the second quarter of 2002 increased to $46.0 billion from $44.2 billion in the same period last year.

   Including Hughes and the end-of-life vehicle charge, GM's second-quarter-2002 net income totaled $1.3 billion, or $2.43 per share, on revenue of $48.3 billion. That compares with net income of $477 million, or $1.03 per share, including Hughes and the Isuzu write-down. Revenue in the second quarter of 2001 totaled $46.2 billion.

   GM financial results described throughout the remainder of this release exclude special items unless otherwise noted (see Highlights).

   "We are pleased by the strong performance of GM's North American operations in the second-quarter and the solid results at GMAC," said GM Chairman Jack Smith. "We are determined to maintain our momentum in the second half of the year."

   "The second-quarter results show that our strategy of bringing out great products, being aggressive in the marketplace, and intensely focusing on reducing costs and improving quality is working," said GM President and Chief Executive Officer Rick Wagoner. "Because of our improved cost base, we are able to be competitive with our pricing and improve our financial performance at the same time.

   "GM's automotive operations generated $3.5 billion of cash flow during the quarter, allowing us to improve net liquidity even as we took additional steps to strengthen the balance sheet," Wagoner added.

   GM's net liquidity position improved by $300 million during the quarter to $2.6 billion even after taking into account cash contributions of $3.2 billion during the quarter to fund pensions and other post-retirement benefits. GM previously announced a $2.2 billion cash contribution to its U.S. hourly pension plan in April. In June, GM made a $1 billion cash contribution to the long-term Voluntary Employees' Beneficiary Association (VEBA) Trust.

   Cash, marketable securities, and assets of the VEBA trust invested in short-term fixed-income securities, excluding Hughes, increased to $17.6 billion at June 30, 2002, from $17.3 billion at March 31, 2002. Debt, excluding Hughes, remained unchanged at $15.0 billion at the end of the second quarter of 2002.

   Earlier this year, GM set a goal of raising $10 billion in cash in 2002. As of June 30, 2002, GM has nearly achieved this annual objective by generating $4.8 billion in cash from automotive operations and by executing $4.6 billion in retail and convertible debt offerings.

                            GM AUTOMOTIVE OPERATIONS

   GM's global automotive operations earned $1.1 billion in the second quarter of 2002, compared with $410 million in the prior-year period. Global production increased nearly 7 percent in the second quarter, compared with the same period in 2001. Strong performance in North America was partially offset by losses in Europe and Latin America.

   Income at GM North America (GMNA) more than doubled in the second quarter of 2002 to more than $1.2 billion from $521 million in the year-ago period. Production volume increased nearly 14 percent.

   GM's overall U.S. market share increased to 28.1 percent in the second quarter of 2002, driven by gains in both passenger cars and trucks. That compares with 27.3 percent in the year-ago period. GM's quality of share continued to improve in the second quarter of 2002 with retail share rising to
27.4 percent from 26.7 percent in the year-ago quarter. Trucks as a percentage of total sales increased to 54 percent in the second quarter, up from 52.2 percent in the same period last year.

   Wagoner attributed the market share gains to the successful introduction of new products such as the Cadillac CTS, Chevrolet TrailBlazer, GMC Envoy, Saturn VUE, and the Pontiac Vibe, as well as continued strong performance of GM's full-sized trucks and sport utility vehicles.

   "We continue to introduce a steady stream of new products, which are key to our success in the marketplace," Wagoner said. "Right now, extended versions of our popular Chevy TrailBlazer and GMC Envoy are on their way to dealers, along with the all-new HUMMER H2."

   Other key products on their way to showrooms later this year and in 2003 include the Saturn ION sedan and coupe, the Chevy SSR, all-new versions of the Saab 9-3 convertible, the Pontiac Grand Prix, the Chevy Malibu, the Cadillac XLR luxury high-performance roadster, the Cadillac SRX crossover vehicle, the Buick Rainier sport utility vehicle, the Opel Vectra Wagon, and new Meriva monocab in Europe and Brazil. In addition, there are enhanced versions of the Chevrolet Cavalier and Pontiac Sunfire, the Saturn L series, and restyled full-size Chevy and GMC pickup and utility models.

   In addition to the momentum generated by these new products, GM continues to make important strides in quality and efficiency. In the just-released J.D. Power and Associates 2002 initial quality survey, GM was the best performing domestic automaker, becoming the first U.S.-based manufacturer ever to achieve a top-three ranking.

   GM was also recognized during the quarter for substantial improvements in productivity. According to an independent study by Harbour and Associates, GM outpaced all manufacturers with an overall productivity improvement of 4.5 percent in 2001. GM's Oshawa 1 car plant in Ontario, Canada, was rated the most efficient assembly plant in North America, the first time a GM plant has earned that distinction, and GM plants led in six of 13 assembly plant segments.

   "Our continued progress in quality and productivity shows our commitment to ongoing improvement in the fundamentals of our business," Wagoner said.

   GM Europe (GME) reported a smaller loss in the second quarter of 2002 than the year-ago period, as the continued reduction in structural costs helped to partially offset a nearly 7-percent decline in production volume. GME had a loss of $115 million in the second quarter of 2002, versus a loss of $154 million in the prior-year period.

   "GM Europe's restructuring plan, Project Olympia, is showing results although the European market continues to weaken," Wagoner said. "We are moving aggressively to cut costs and better manage capacity utilization. Our joint ventures with Fiat Auto have produced meaningful savings, especially in material costs."

   GM Asia-Pacific reported a profit of $39 million in the second quarter of 2002 compared with a profit of $12 million a year ago, led by a strong performance from Shanghai GM. GM Latin America/Africa/Mid-East (GMLAAM) reported a loss of $73 million in the second quarter of 2002 compared with a profit of $31 million a year ago. Results were negatively affected by unfavorable economic conditions in Brazil, Venezuela and Argentina.

                                      GMAC

   General Motors Acceptance Corporation (GMAC) earned $431 million in the second quarter of 2002, down slightly from the record second-quarter earnings of $449 million of a year ago. Income from Financing Operations was down slightly as higher credit losses and unfavorable borrowing spreads offset the positive effect of higher retail asset levels. Insurance Operations also reported lower earnings as the absence of capital gains more than offset continued improvements in underwriting results. Earnings from Mortgage Operations were higher, reflecting increased origination volumes in both the residential and commercial mortgage sectors. Overall, GMAC remains on track to achieve near-record earnings in 2002.

                                     HUGHES

   Hughes lost $156 million in the second quarter of 2002, unchanged from the loss of $156 million in the prior-year quarter. Revenue rose 11 percent to $2.2 billion in the second quarter of 2002 from $2.0 billion in the year-ago quarter, led by the growing subscriber base of DirecTV. Total DirecTV subscriptions increased approximately 202,000 from the first quarter of 2002 to 10.7 million. Regarding GM's plan to split off Hughes and merge the company with EchoStar Communications Corp., GM recently received a favorable private-letter ruling from the U.S. Internal Revenue Service confirming the transaction would be tax-free to GM and its stockholders for U.S. federal income-tax purposes.

   Regulatory reviews with the U.S. Department of Justice and the Federal Communications Commission are progressing and GM expects to complete the transaction before the end of the year.

                                  LOOKING AHEAD

   General Motors expects total U.S. industry vehicle sales for 2002 will be in the mid-to-high 16 million unit range. For 2003, GM expects total U.S. industry sales about the same as 2002, in line with trend volume. GM's forecast for North American production remains unchanged at about 1,245,000 vehicles in the third quarter of 2002 and more than 5.5 million vehicles in calendar year 2002.

   General Motors is currently reviewing the appropriate carrying value of its investment in Fiat Auto Holdings, B.V. (FAH). FAH is the sole shareholder of Fiat Auto, S.p.A. GM acquired 20 percent of the common stock of FAH in July 2000 for $2.4 billion. Following the acquisition, the European automotive market has experienced a continued decrease in sales volume and manufacturers have experienced increased pricing and general competitive pressures. Those market conditions and other factors have led to deterioration in the performance of Fiat Auto S.p.A. GM now believes that it is probable a significant write-down of its investment in FAH will be required in the third quarter of 2002, upon completion of the review.

   For the third quarter of 2002, GM estimates its earnings, excluding Hughes and any special items, will be approximately $0.90 per share, reflecting solid results in North America, partially offset by continued losses in Europe and Latin America.

   GM continues to expect calendar-year-2002 earnings will be $6.00 per share, excluding special items and Hughes. Including Hughes, but excluding special items, GM expects to earn about $0.80 per share in the third quarter of 2002 and $5.60 per share for the calendar year.


                                      # # #



In this press release and related comments by General Motors management, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-15, 16) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel or interruptions in transportation systems, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

In connection with the proposed transactions, General Motors Corporation ("GM"), HEC Holdings, Inc. ("Hughes Holdings") and EchoStar Communications Corporation ("EchoStar") have filed amended preliminary materials with the Securities and Exchange Commission ("SEC"), including a Registration Statement of Hughes Holdings on Form S-4 that contains a consent solicitation statement/information statement/prospectus. These materials are not yet final and will be further amended. Holders of GM $1-2/3 and GM Class H common stock are urged to read the definitive versions of these materials, as well as any other relevant documents filed or that will be filed with the SEC, as they become available, because these documents contain or will contain important information. The preliminary materials, the definitive versions of these materials and other relevant materials (when they become available), and any other documents filed by GM, Hughes Electronics Corporation ("Hughes"), Hughes Holdings or EchoStar with the SEC may be obtained for free at the SEC's website, www.sec.gov, and GM stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from GM.

GM and its directors and executive officers, Hughes and certain of its officers, and EchoStar and certain of its executive officers may be deemed to be participants in GM's solicitation of consents from the holders of GM $1-2/3 common stock and GM Class H common stock in connection with the proposed transactions. Information regarding the participants and their interests in the solicitation was filed pursuant to Rule 425 with the SEC by EchoStar on November 1, 2001 and by each of GM and Hughes on November 16, 2001. Investors may obtain additional information regarding the interests of the participants by reading the amended preliminary consent solicitation statement/information statement/prospectus filed with the SEC and the definitive consent solicitation statement/information statement/prospectus when it becomes available.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, EchoStar, Hughes, or a combined EchoStar and Hughes, to differ materially, many of which are beyond the control of EchoStar, Hughes, Hughes Holdings or GM include, but are not limited to, the following: (1) the businesses of EchoStar and Hughes may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected benefits and synergies from the combination may not be realized within the expected time frame or at all; (3) revenues following the transaction may be lower than expected; (4) operating costs, customer loss and business disruption including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; (5) generating the incremental growth in the subscriber base of the combined company may be more costly or difficult than expected; (6) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (7) the effects of legislative and regulatory changes; (8) an inability to obtain certain retransmission consents; (9) an inability to retain necessary authorizations from the FCC; (10) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (11) the introduction of new technologies and competitors into the subscription television business; (12) changes in labor, programming, equipment and capital costs; (13) future acquisitions, strategic partnership and divestitures; (14) general business and economic conditions; and (15) other risks described from time to time in periodic reports filed by EchoStar, Hughes or GM with the Securities and Exchange Commission. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)



                                   Three Months Ended     Year to Date
                                     June 30, 2002       June 30, 2002
                                    --------------       --------------
                                     Net                  Net
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Reported                      $1,292     $2.43     $1,520     $3.02

     GME End of Life
      Vehicle Charge (A)               55      0.10         55      0.10

     GME Restructuring Charge (B)       -         -        407      0.72

     Hughes Space Shuttle
      Settlement (C)                    -         -        (59)    (0.04)

     Hughes GECC Contractual
      Dispute (D)                       -         -         51      0.03

     Hughes Loan Guarantee
      Charge (E)                        -         -         18       0.01

                                    -----      ----      -----      ----
     Adjusted                      $1,347     $2.53     $1,992     $3.84
                                    =====      ====      =====      ====



(A) During September 2000, the European Union adopted a directive requiring member states to enact legislation regarding end-of-life vehicles and the responsibility of manufacturers for dismantling and recycling vehicles they have sold. European Union member states were required to transform the concepts detailed in the directive into national law by April 2002. Under the directive, manufacturers are financially responsible for at least a portion of the cost of the take-back of vehicles placed into service after July 2002 and all vehicles placed in service prior to July
      2002 that are still in operation in January 2007. The laws to be developed in the individual country legislatures throughout
      Europe will have a significant impact on the amount ultimately paid by the manufacturers. The after-tax charge of $55 million relates to those member states that have passed national laws by June 30, 2002.
(B) The GME Restructuring Charge relates to the previously announced restructuring to improve the competitiveness of GM's automotive operations in Europe.
(C) The Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
(D) The GECC Contractual Dispute relates to an expected loss associated with a contractual dispute with General Electric Capital Corporation.
(E) The Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)



                                   Three Months Ended     Year to Date
                                     June 30, 2001       June 30, 2001
                                    --------------       --------------
                                     Net                  Net
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Reported                        $477     $1.03       $714     $1.56

     Adoption of SFAS 133 (F)           -         -        (12)    (0.03)

     Isuzu Restructuring (G)          133      0.23        133      0.24

                                      ---      ----        ---      ----
     Adjusted                        $610     $1.26       $835     $1.77
                                      ===      ====        ===      ====




(F) The SFAS 133 adjustment represents the net income impact from initially adopting SFAS No. 133, Accounting for Derivatives and Hedging Activities as follows ($Mil's): GMNA $(14); GME $2; GMLAAM $(1); GMAP $(1); Hughes $(8); and GMAC $34.
(G) The Isuzu restructuring charge includes General Motors' portion of severance payments and asset impairments that were part of the second quarter restructuring of its affiliate Isuzu Motors Ltd.

                           General Motors Corporation
                      Adjusted Corporate Financial Results


                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2002 (1)   2001(1)   2002 (1)  2001(1)
                                    ----       ----      ----      ----

     Total net sales and
      revenues ($Mil's) (2)       $48,265   $46,220    $94,558   $88,843
      Excluding Hughes            $46,024   $44,217    $90,276   $84,923

     Consolidated net
      income ($Mil's)              $1,347      $610     $1,992      $835
      Excluding Hughes             $1,503      $766     $2,294    $1,087

     Net margin from
      consolidated net income         2.8%      1.3%       2.1%      0.9%
      Excluding Hughes                3.3%      1.7%       2.5%      1.3%

     GM $1-2/3 par value
      earnings per share
      Basic EPS                     $2.58     $1.29      $3.90     $1.80
      Diluted EPS                   $2.53     $1.26      $3.84     $1.77
      Diluted EPS excluding Hughes  $2.63     $1.37      $4.04     $1.94

     GM Class H
      earnings per share
      Basic EPS                    $(0.14)   $(0.14)    $(0.27)   $(0.23)
      Diluted EPS                  $(0.14)   $(0.14)    $(0.27)   $(0.23)

     Earnings attributable to
      GM $1-2/3 par value ($Mil's)
      Consolidated net income      $1,347      $610     $1,992      $835
      Preferred dividends             (23)      (23)       (47)      (51)
      Losses attributable
        to GM Class H                 120       120        235       201
                                    -----       ---      -----       ---
        Total earnings attributable
         to GM $1-2/3 par value    $1,444      $707     $2,180      $985
                                    =====       ===      =====       ===

     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    560       549        560       549
      Diluted shares                  572       559        568       559

     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.00     $1.00
      GM Class H                        -         -          -         -

     Book value per share of
      common stocks at June 30
      GM $1-2/3 par value          $27.48    $38.85
      GM Class H                    $5.50     $7.77

     Total cash at June 30
      Excluding Hughes($Bil's) (3)  $17.6     $11.1

     Automotive, Communications Services,
      and Other Operations ($Mil's)
      Depreciation                 $1,140    $1,137     $2,185    $2,168
      Amortization of special
        tools                         622       573      1,214     1,138
      Amortization of intangible
        assets                          3        85         12       158
                                    -----     -----      -----     -----
        Total                      $1,765    $1,795     $3,411    $3,464
                                    =====     =====      =====     =====

     See footnotes on page 13.

                           General Motors Corporation
                       Adjusted Segment Financial Results

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2002 (1)   2001(1)   2002 (1)  2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Total net sales and revenues
      GMNA                        $30,208   $28,117    $59,225   $53,223
      GME                           6,001     6,231     11,585    12,499
      GMLAAM                        1,306     1,739      2,607     3,134
      GMAP                          1,129     1,128      2,186     2,138
                                   ------    ------     ------    ------
        Total GMA                  38,644    37,215     75,603    70,994
      Hughes                        2,241     2,003      4,282     3,920
      Other                           833       513      1,635       981
                                   ------    ------     ------    ------
        Total ACO                  41,718    39,731     81,520    75,895
      GMAC                          6,525     6,422     12,928    12,799
      Other Financing                  22        67        110       149
                                   ------    ------     ------    ------
        Total FIO                   6,547     6,489     13,038    12,948
                                   ------    ------     ------    ------
         Consolidated net sales
           and revenues           $48,265   $46,220    $94,558   $88,843
                                   ======    ======     ======    ======

     Pre-tax income (loss)
      GMNA                         $1,735      $666     $2,626      $882
      GME                            (159)     (194)      (316)     (347)
      GMLAAM                          (97)       74       (138)       82
      GMAP                            (31)       35        (44)       35
                                    -----       ---      -----     -----
        Total GMA                   1,448       581      2,128       652
      Hughes (4)                     (230)     (248)      (444)     (400)
      Other                           (42)     (113)      (230)     (259)
                                    -----       ---      -----     -----
        Total ACO                   1,176       220      1,454        (7)
      GMAC                            698       714      1,434     1,432
      Other Financing                  (8)       (9)       (10)      (23)
                                    -----       ---      -----     -----
        Total FIO                     690       705      1,424     1,409
                                    -----       ---      -----     -----
        Consolidated pre-tax
         income                    $1,866      $925     $2,878    $1,402
                                    =====       ===      =====     =====


     Net income (loss)
      GMNA                         $1,248      $521     $1,873      $641
      GME                            (115)     (154)      (240)     (240)
      GMLAAM                          (73)       31       (113)       37
      GMAP                             39        12         46        (8)
                                    -----       ---      -----       ---
        Total GMA                   1,099       410      1,566       430
      Hughes (4)(5)                  (156)     (156)      (302)     (252)
      Other                           (28)      (82)      (141)     (201)
                                    -----       ---      -----       ---
        Total ACO                     915       172      1,123       (23)
      GMAC                            431       449        870       880
      Other Financing                   1       (11)        (1)      (22)
                                    -----       ---      -----       ---
        Total FIO                     432       438        869       858
                                    -----       ---      -----       ---
         Consolidated net income   $1,347      $610     $1,992      $835
                                    =====       ===      =====       ===


     See footnotes on page 13.

                           General Motors Corporation
                Supplementary Adjusted Segment Financial Results


                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2002 (1)   2001(1)   2002 (1)  2001(1)
                                    ----       ----      ----      ----
     (dollars in millions)
     Income tax expense (benefit)
      GMNA                           $501      $143       $755       $208
      GME                             (21)      (36)       (47)      (100)
      GMLAAM                          (31)       27        (32)        29
      GMAP                             (9)       21         (9)        19
                                      ---       ---        ---        ---
        Total GMA                    $440      $155       $667       $156
                                      ===       ===        ===        ===

     Equity income (loss) and
      minority interests
      GMNA                            $14       $(2)        $2       $(33)
      GME                              23         4         29          7
      GMLAAM                           (7)      (16)        (7)       (16)
      GMAP                             61        (2)        81        (24)
                                       --        --        ---         --
        Total GMA                     $91      $(16)      $105       $(66)
                                       ==        ==        ===         ==


     Effective income tax rate
      GMNA                           28.9%     21.5%      28.8%      23.6%
      GME                            13.2%     18.6%      14.9%      28.8%
      GMLAAM                         32.0%     36.5%      23.2%      35.4%
      GMAP                           29.0%     60.0%      20.5%      54.3%
      Total ACO                      29.0%     31.0%      29.0%       -

     Net margins
      GMNA                            4.1%      1.9%       3.2%       1.2%
      GME                            (1.9%)    (2.5%)     (2.1%)     (1.9%)
      GMLAAM                         (5.6%)     1.8%      (4.3%)      1.2%
      GMAP                            3.5%      1.1%       2.1%      (0.4%)
      Total GMA                       2.8%      1.1%       2.1%       0.6%
      Hughes                         (7.0%)    (7.8%)     (7.1%)     (6.4%)
      Total ACO                       2.2%      0.4%       1.4%      (0.0%)
      GMAC                            6.6%      7.0%       6.7%       6.9%
      Consolidated net income         2.8%      1.3%       2.1%       0.9%



     See footnotes on page 13.

                           General Motors Corporation
                              Operating Statistics

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           574        550      1,073    1,059
      United States - Trucks         750        647      1,417    1,218
                                   -----      -----      -----    -----
        Total United States        1,324      1,197      2,490    2,277
      Canada, Mexico, and Other      233        186        429      336
                                   -----      -----      -----    -----
        Total GMNA                 1,557      1,383      2,919    2,613
      GME                            437        495        861      963
      GMLAAM                         159        187        314      346
      GMAP                            86        100        194      239
                                   -----      -----      -----    -----
        Total Worldwide            2,239      2,165      4,288    4,161
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               213        227        399      459
      Chevrolet - Trucks             481        466        945      888
      Pontiac                        151        144        269      281
      GMC                            137        144        264      269
      Buick                          107         95        189      182
      Oldsmobile                      42         60         85      136
      Saturn                          88         85        146      151
      Cadillac                        50         41         90       79
      Other                           15         14         28       26
                                   -----      -----      -----    -----
        Total United States        1,284      1,276      2,415    2,471
      Canada, Mexico, and Other      209        186        389      348
                                   -----      -----      -----    -----
        Total GMNA                 1,493      1,462      2,804    2,819
      GME                            443        504        878    1,002
      GMLAAM                         156        175        309      339
      GMAP                           138        130        279      250
                                   -----      -----      -----    -----
        Total Worldwide            2,230      2,271      4,270    4,410
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          26.3%      26.2%      25.6%    27.5%
      United States - Trucks        29.7%      28.5%      30.5%    28.2%
        Total United States         28.1%      27.3%      28.2%    27.9%
      Total North America           27.7%      27.0%      27.8%    27.5%
      Total Europe                   8.7%       9.4%       8.7%     9.4%
      Latin America (6)             23.6%      22.7%      23.4%    22.0%
      Asia and Pacific               4.0%       4.0%       4.0%     3.7%
        Total Worldwide             15.1%      15.1%      14.7%    14.9%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          29.3%      24.5%      27.4%    28.7%
      % Fleet Sales - Trucks        13.7%      15.8%      12.0%    15.0%
        Total Vehicles              20.9%      20.0%      18.8%    21.7%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                  15.3%      16.0%

     Days Supply of Inventory
      at June 30
      United States - Cars            57         57
      United States - Trucks          78         84

     GMNA Capacity Utilization
      (2 shift rated)               89.3%      81.0%      85.1%    75.9%

     GMNA Net Price                 (1.9%)     (0.8%)

     See footnotes on page 13.

                           General Motors Corporation
                              Operating Statistics

                                    Second Quarter        Year to Date
                                    --------------       --------------
                                    2002       2001      2002      2001
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  4.30%      5.90%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         165 bp     105 bp
      5 Year                         185 bp     150 bp
      10 Year                        230 bp     178 bp

     Worldwide Employment
      at June 30 (in 000's)
      United States Hourly           124        130
      United States Salary            40         43
                                     ---        ---
        Total United States          164        173
      Canada, Mexico, and Other       33         34
                                     ---        ---
      GMNA                           197        207
      GME                             69         76
      GMLAAM                          23         25
      GMAP                            11         11
      Hughes                          12         11
      GMAC                            31         29
      Other                           12         13
                                     ---        ---
        Total                        355        372
                                     ===        ===

     Worldwide Payrolls ($Mil's)  $5,385     $5,164    $10,418   $10,166

     Footnotes:
     ---------
(1) Adjusted amounts for all periods represent the reported amounts excluding the effects of special items as detailed on pages 7 and 8.
(2)  The reported total net sales and revenues totaled ($Mil's):
     Q2 2002 - $48,265, Year-to-Date 2002 - $94,529, Q2 2001 - $46,220,
     and Year-to-Date 2001 $88,835.
(3)  Represents total cash for Automotive, Communications Services, and
     Other Operations, excluding Hughes, which includes cash and marketable securities, as well as $3.0 billion invested in short-term fixed income securities of the Corporation's Voluntary Employees' Beneficiary Association Trust.
(4) The Q2 2001 and Year-to-Date 2001 amounts exclude the effects of purchase accounting adjustments related to General Motors' acquisition of Hughes in 1985. This purchase accounting adjustment is not recorded in 2002 because the related goodwill is no longer being amortized effective January 1, 2002 in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.
(5)  Excludes Hughes Series A Preferred Stock dividends paid to General Motors.
(6)  Latin America excludes the Middle East and Africa.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)


                                      Three Months Ended      Six Months Ended
                                           June 30,              June 30,
                                      ------------------      ----------------
                                      2002      2001         2002      2001
                                      ----      ----         ----      ----
                                 (dollars in millions except per share amounts)

GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Total net sales and revenues       $48,265   $46,220      $94,529   $88,835
                                    ------    ------       ------    ------
Cost of sales and other expenses    38,567    37,181       76,893    71,691
Selling, general, and
  administrative expenses            6,150     5,855       11,771    11,245
Interest expense                     1,767     2,259        3,730     4,470
                                    ------    ------       ------    ------
  Total costs and expenses          46,484    45,295       92,394    87,406
                                    ------    ------       ------    ------
Income before income taxes
  and minority interests             1,781       925        2,135     1,429
Income tax expense                     563       304          688       512
Equity income/(loss) and
  minority interests                    74      (144)          73      (203)
                                     -----       ---        -----       ---
  Net income                         1,292       477        1,520       714
Dividends on preference stocks         (23)      (23)         (47)      (51)
                                     -----       ---        -----       ---
  Earnings attributable to
    common stocks                   $1,269      $454       $1,473      $663
                                     =====       ===        =====       ===

Basic earnings (losses) per
  share attributable to
  common stocks
Earnings per share attributable
  to $1-2/3 par value                $2.48     $1.05        $3.06     $1.59
                                      ====      ====         ====      ====
Earnings per share attributable
  to Class H                        $(0.14)   $(0.14)      $(0.27)   $(0.24)
                                      ====      ====         ====      ====

Earnings (losses) per share
  attributable to common
  stocks assuming dilution
Earnings per share attributable
  to $1-2/3 par value                $2.43     $1.03        $3.02     $1.56
                                      ====      ====         ====      ====
Earnings per share attributable
  to Class H                        $(0.14)   $(0.14)      $(0.27)   $(0.24)
                                      ====      ====         ====      ====

                  CONSOLIDATED STATEMENTS OF INCOME - concluded
                                   (Unaudited)

                                      Three Months Ended      Six Months Ended
                                           June 30,              June 30,
                                      ------------------      ----------------
                                      2002      2001         2002      2001
                                      ----      ----         ----      ----
                                                   (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES, AND OTHER OPERATIONS

Total net sales and revenues       $41,718   $39,731      $81,491   $75,895
                                    ------    ------       ------    ------
Cost of sales and other expenses    36,461    35,182       72,672    67,676
Selling, general, and
  administrative expenses            3,818     4,091        7,508     7,730
                                    ------    ------       ------    ------
  Total costs and expenses          40,279    39,273       80,180    75,406
                                    ------    ------       ------    ------
Interest expense                       302       151          464       313
Net expense from transactions with
  Financing and Insurance Operations    46        87          136       218
                                    ------     ----           ---      ---
Income (loss) before income taxes
  and minority interests             1,091       220          711       (42)
Income tax expense (benefit)           311        68          151       (13)
Equity income/(loss) and
  minority interests                    80      (113)          91      (149)
                                    ------       ---          ---       ---
  Net income (loss) - Automotive,
    Communications Services,
    and Other Operations              $860       $39         $651     $(178)
                                       ===        ==          ===       ===


FINANCING AND INSURANCE OPERATIONS

Total revenues                      $6,547    $6,489      $13,038   $12,940
                                     -----     -----       ------    ------

Interest expense                     1,465     2,108        3,266     4,157
Depreciation and amortization
  expense                            1,353     1,443        2,714     2,952
Operating and other expenses         2,244     1,729        4,114     3,446
Provision for financing and
  insurance losses                     841       591        1,656     1,132
                                     -----     -----       ------    ------
  Total costs and expenses           5,903     5,871       11,750    11,687
                                     -----     -----       ------    ------
Net income from transactions
  with Automotive, Communications
  Services, and Other Operations       (46)      (87)        (136)     (218)
                                       ---       ---          ---     -----
Income before income taxes
  and minority interests               690       705        1,424     1,471
Income tax expense                     252       236          537       525
Equity income/(loss) and
  minority interests                    (6)      (31)         (18)      (54)
                                       ---       ---          ---       ---
  Net income - Financing and
    Insurance Operations              $432      $438         $869      $892
                                       ===       ===          ===       ===

                           CONSOLIDATED BALANCE SHEETS

                                              June 30,             June 30,
                                               2002     Dec. 31,     2001
                                            (Unaudited)  2001    (Unaudited)
                                              -------   --------   --------
GENERAL MOTORS CORPORATION AND SUBSIDIARIES        (dollars in millions)

                         ASSETS
Automotive, Communications Services,
  and Other Operations
Cash and cash equivalents                     $14,421     $8,432     $8,370
Marketable securities                           1,014        790        795
                                               ------     ------     ------
  Total cash and marketable securities         15,435      9,222      9,165
Accounts and notes receivable (less allowances) 5,586      5,406      6,533
Inventories (less allowances)                   9,757     10,034     11,072
Equipment on operating leases - net             4,390      4,524      5,084
Deferred income taxes and other current assets  8,730      7,877      8,499
                                               ------     ------     ------
  Total current assets                         43,898     37,063     40,353
Equity in net assets of nonconsolidated
  associates                                    5,115      4,950      4,934
Property - net                                 35,248     34,908     33,922
Intangible assets - net                        13,763     13,721      7,743
Deferred income taxes                          22,138     22,294     15,560
Other assets                                   16,797     17,274     31,226
                                              -------    -------    -------
  Total Automotive, Communications Services,
    and Other Operations assets               136,959    130,210    133,738
Financing and Insurance Operations
Cash and cash equivalents                       3,942     10,123      1,139
Investments in securities                      12,575     10,669     10,614
Finance receivables - net                     106,838     99,813     89,608
Investment in leases and other receivables     35,477     34,618     35,701
Other assets                                   40,438     36,979     31,281
Net receivable from Automotive, Communications
  Services, and Other Operations                  638      1,557      1,582
                                              -------    -------    -------
  Total Financing and Insurance
    Operations assets                         199,908    193,759    169,925
                                              -------    -------    -------
Total assets                                 $336,867   $323,969   $303,663
                                              =======    =======    =======

               LIABILITIES AND STOCKHOLDERS' EQUITY

Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)          $19,459    $18,297    $19,177
Loans payable                                   1,545      2,402      2,430
Accrued expenses                               36,413     34,090     34,512
Net payable to Financing and
  Insurance Operations                            638      1,557      1,582
                                               ------     ------     ------
  Total current liabilities                    58,055     56,346     57,701
Long-term debt                                 16,831     10,726      8,662
Postretirement benefits other than pensions    33,990     34,515     34,109
Pensions                                        9,410     10,790      3,111
Other liabilities and deferred income taxes    14,506     13,794     14,791
                                             --------   --------   --------
  Total Automotive, Communications Services,
    and Other Operations liabilities          132,792    126,171    118,374
Financing and Insurance Operations
Accounts payable                                8,236      7,900      6,348
Debt                                          158,659    153,186    133,088
Other liabilities and deferred income taxes    15,701     16,259     15,494
                                              -------    -------    -------
  Total Financing and Insurance
    Operations liabilities                    182,596    177,345    154,930
                                              -------    -------    -------
    Total liabilities                         315,388    303,516    273,304
Minority interests                                788        746        699
Stockholders' equity
$1-2/3 par value common stock (issued,
  561,337,257; 559,044,427;
  and 549,606,968 shares)                         936        932        916
Class H common stock (issued,
  958,024,533; 877,505,382 and
  876,465,865 shares)                              96         88         88
Capital surplus (principally additional
  paid-in capital)                             21,557     21,519     21,114
Retained earnings                              10,376      9,463     10,233
                                               ------    -------     ------
    Subtotal                                   32,965     32,002     32,351
Accumulated foreign currency
  translation adjustments                      (2,770)    (2,919)    (2,814)
Net unrealized loss on derivatives               (188)      (307)      (187)
Net unrealized gains on securities                268        512        355
Minimum pension liability adjustment           (9,584)    (9,581)       (45)
                                              -------    -------    -------
    Accumulated other comprehensive loss      (12,274)   (12,295)    (2,691)
                                              -------    -------    -------
      Total stockholders' equity               20,691     19,707     29,660
                                              -------    -------    -------
Total liabilities and stockholders' equity   $336,867   $323,969   $303,663
                                              =======    =======    =======



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                        Six Months Ended June 30
                                          -------------------------------------------------------
                                                     2002                         2001
                                          -------------------------     -------------------------
                                          Automotive,     Financing     Automotive,     Financing
                                          Comm.Serv.         and        Comm.Serv.        and
                                          and Other       Insurance     and Other       Insurance
                                          ---------       ---------     ---------       ---------
                                                            (dollars in millions)

Net cash provided by operating activities   $5,196         $3,030         $3,455         $1,278

Cash flows from investing activities
Expenditures for property                   (3,494)           (46)        (4,220)           (42)
Investments in marketable securities
  - acquisitions                              (802)       (20,311)          (773)       (15,691)
Investments in marketable securities
  - liquidations                               578         18,455          1,139         14,734
Mortgage servicing rights - acquisitions         -           (634)             -           (813)
Mortgage servicing rights - liquidations         -              1              -             18
Finance receivables - acquisitions               -       (122,714)             -       (107,883)
Finance receivables - liquidations               -         58,793              -         68,560
Proceeds from sales of finance receivables       -         57,034              -         41,156
Operating leases - acquisitions             (2,748)        (9,205)        (3,182)        (6,448)
Operating leases - liquidations              2,898          7,168          3,576          5,138
Investments in companies, net of
  cash acquired                               (124)          (150)          (612)          (119)
Other                                          744           (567)          (351)           129
                                             -----         ------          -----          -----
Net cash (used in) investing activities     (2,948)       (12,176)        (4,423)        (1,261)
                                             -----         ------          -----          -----

Cash flows from financing activities
Net (decrease) increase in loans payable      (857)           970            222        (21,634)
Long-term debt - borrowings                  9,821         12,306          3,451         28,904
Long-term debt - repayments                 (3,818)       (11,243)        (2,225)        (7,703)
Repurchases of common and preference stocks    (97)             -           (264)             -
Proceeds from issuing common stocks             69              -             71              -
Proceeds from sales of treasury stocks          19              -              -              -
Cash dividends paid to stockholders           (607)             -           (600)             -
                                             -----          -----            ---            ---
Net cash provided by (used in)
  financing activities                       4,530          2,033            655           (433)
                                             -----          -----            ---            ---

Effect of exchange rate changes on
  cash and cash equivalents                    130             13            (47)             1
Net transactions with Automotive/
  Financing Operations                        (919)           919           (389)           389
                                             -----          -----            ---            ---
Net increase (decrease) in cash
  and cash equivalents                       5,989         (6,181)          (749)           (26)
Cash and cash equivalents at
  beginning of the period                    8,432         10,123          9,119          1,165
                                            ------         ------          -----          -----
Cash and cash equivalents at
  end of the period                        $14,421         $3,942         $8,370         $1,139
                                            ======          =====          =====          =====


        HUGHES SECOND QUARTER 2002 RESULTS DRIVEN BY STRONG DIRECTV U.S.
                              FINANCIAL PERFORMANCE

         HUGHES Revenues Grow 11.3% -- $2,210 million vs. $1,985 million
          HUGHES EBITDA Increases 50.1% -- $123 million vs. $82 million Reaffirms HUGHES Full-Year Revenue and EBITDA Guidance, Improves Cash Forecast


      El Segundo, Calif., July 15, 2002 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported second quarter 2002 revenues increased 11.3% to $2,209.7 million, compared with $1,985.1 million in the second quarter of 2001. EBITDA1 for the quarter increased 50.1% to $123.1 million compared with $82.0 million in the second quarter of last year. EBITDA margin1 was 5.6% in the quarter compared with an EBITDA margin of 4.1% last year. The operating loss for the quarter was $138.5 million compared with an operating loss of $223.0 million in the second quarter of 2001.

     "The improving financial performance at DIRECTV U.S. continues to fuel HUGHES' growth," said Jack A. Shaw, HUGHES' president and chief executive officer. "DIRECTV U.S. had quarterly revenues of $1,549 million, which were 15% higher than last year, primarily due to subscriber growth during the last 12 months."

      Shaw added, "DIRECTV U.S. was also the driving force behind our EBITDA growth. As a result of the strong revenue growth and lower subscriber acquisition costs, the DIRECTV U.S. EBITDA of $148 million was nearly double last year's second quarter result. In addition, excluding the losses from the World Cup soccer tournament at DIRECTV Latin America, each of our business units showed improvement in EBITDA compared to last year.

      "Although DIRECTV U.S. net subscriber additions of 202,000 fell short of our target of 225,000 to 250,000 for the second quarter, we gained 53% more subscribers than in last year's second quarter. Furthermore, because the operating performance of the business continues to improve, we are increasing DIRECTV U.S.' full year estimates for revenue and EBITDA, while maintaining our year-end subscriber guidance."

      In the second quarter of 2002, HUGHES reported an operating loss of $138.5 million compared with an operating loss of $223.0 million in 2001. This lower operating loss was due to higher EBITDA and the elimination of approximately $72 million of goodwill amortization expense in 2002 as a result of adopting the new Statement of Financial Accounting Standards Number 142 (SFAS 142) accounting rules for goodwill and intangible assets. These changes were partially offset by higher depreciation expense in each of HUGHES' operating segments, mostly at DIRECTV U.S. due to the launch of two new satellites as well as additional infrastructure expenditures made during the last year.

      HUGHES had a second quarter 2002 net loss of $155.1 million compared to a net loss of $156.5 million in the same period of 2001. The lower operating loss and a $37 million gain resulting from the favorable resolution of remaining contingencies associated with the exit from the DIRECTV Japan business (recorded in Other, net), were mostly offset by increased net interest expense including an interest charge of $47 million for losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation
(GECC), and the discontinuation of the minority interest adjustment related to DIRECTV Latin America.

                           SIX-MONTH FINANCIAL REVIEW

      For the first half of 2002, revenues increased 9.5 % to $4,247.9 million, compared to $3,878.1 million in the first half of 2001. This increase was due to continued subscriber growth at DIRECTV in the United States and revenues associated with the 2002 World Cup at DIRECTV Latin America, partially offset by lower sales in the Carrier businesses of Hughes Network Systems (HNS).

      EBITDA for the first six months of 2002 was $257.3 million and EBITDA margin was 6.1%, compared to EBITDA of $195.2 million and EBITDA margin of 5.0% in the first half of 2001. The 31.8% increase in EBITDA and the increase in EBITDA margin were primarily attributable to DIRECTV U.S.' additional gross profit gained from its revenue growth and lower subscriber acquisition costs, a $95 million one-time gain based on the favorable resolution of litigation related to the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten HUGHES satellites, and improved operational efficiencies at PanAmSat. These improvements were partially offset by the devaluation of several foreign currencies and the costs associated with the 2002 World Cup in the DIRECTV Latin America business, a one-time EBITDA charge of $48 million related to the GECC settlement, as well as the inclusion of DIRECTV Broadband for two full quarters in 2002. DIRECTV Broadband, formerly known as Telocity, was purchased April 1, 2001.

      HUGHES' operating loss for the first six months of 2002 was $266.3 million compared with an operating loss of $375.5 million in the first half of 2001. The lower loss was due to the higher EBITDA and the elimination of approximately $134 million of goodwill amortization expense in 2002 as a result of adopting SFAS 142. These changes were partially offset by higher depreciation expenses, particularly at DIRECTV U.S. due to the recent launch of two new satellites and additional infrastructure expenditures made during the last year.

      For the first six months of 2002, net losses totaled $311.5 million compared to net losses of $261.8 million in the same period of 2001. The increased net loss was principally due to an increase in net interest expense including a charge of $74 million ($27 million of which was recorded in the first quarter of 2002) related to the GECC settlement, and the discontinuation of the minority interest adjustment related to DIRECTV Latin America. These declines more than offset the benefits from the lower operating loss, and an improved effective tax rate due to the favorable resolution of certain tax contingencies.

                  SEGMENT FINANCIAL REVIEW: SECOND QUARTER 2002

                            Direct-To-Home Broadcast

      Second quarter 2002 revenues for the segment increased 17.4% to $1,793.7 million from $1,527.7 million in the second quarter of 2001. The segment had EBITDA of $20.6 million compared with negative EBITDA of $1.3 million in the second quarter of 2001. Operating loss was $136.4 million in the second quarter of 2002 compared with an operating loss of $182.9 million in the same period last year.

      United States: Excluding those markets in the National Rural Telecommunications Cooperative (NRTC) territories, DIRECTV's owned and operated gross subscriber additions in the quarter were 654,000 and after accounting for churn, DIRECTV added 202,000 net subscribers. DIRECTV owned and operated subscribers totaled 8.99 million as of June 30, 2002, 15% more than the 7.80 million cumulative subscribers attained as of June 30, 2001. For the second quarter of 2002, the total number of subscribers in NRTC territories was unchanged, leaving the total number of NRTC subscribers as of June 30, 2002, at
1.75 million. As a result, the DIRECTV platform ended the quarter with 10.74 million total subscribers.

      DIRECTV reported quarterly revenues of $1,549 million, an increase of 15% from last year's second quarter revenues of $1,345 million. The increase was primarily due to continued subscriber growth.
      EBITDA for the second quarter of 2002 was $148 million, nearly double last year's EBITDA of $75 million. This increase was primarily due to the additional gross profit gained from DIRECTV's increased revenue and lower subscriber acquisition costs, partially offset by an increase in retention marketing costs associated with higher levels of set-top box sales to existing subscribers. Operating profit in the current quarter was $53 million compared with an operating loss of $39 million in 2001. The improved EBITDA and reduced amortization from the adoption of SFAS 142 was partially offset by increased depreciation, mostly related to the launches of the DIRECTV 4S satellite in December 2001 and DIRECTV 5 in May 2002, as well as additional infrastructure expenditures made during the last year.

      Please refer to the "Selected DIRECTV U.S. Financial Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: In the second quarter of 2002, the DIRECTV DSL service added approximately 20,000 net customers. As of June 30, 2002, DIRECTV DSL had about 133,000 residential broadband customers in the United States compared with about 68,000 customers as of June 30, 2001, representing an increase of approximately 96%.

      The DIRECTV DSL service had second quarter 2002 revenues of $18 million compared with $7 million reported in the second quarter of 2001. The increase was driven by the larger subscriber base and an increase in average revenue per subscriber.

      DIRECTV DSL had negative EBITDA of $29 million in the quarter, an improvement over the negative $41 million in the same period last year. This improvement was driven by the additional gross profit gained from the revenue growth as well as improved operational efficiencies. DIRECTV DSL's operating loss in the second quarter of 2002 decreased to $41 million compared with an operating loss of $58 million in 2001. The change was due to the improved EBITDA and reduced amortization from the adoption of SFAS 142.

      Latin America: The DIRECTV service in Latin America added 27,000 net subscribers in the second quarter of 2002, bringing the total number of subscribers in Latin America as of the end of the quarter to approximately 1,669,000 compared with about 1,431,000 as of June 30, 2001, representing an increase of approximately 17%.

      Revenues for DIRECTV Latin America increased to $227 million for the quarter compared with $175 million in the second quarter of 2001. This increase was due to revenue generated from the 2002 World Cup soccer tournament and the larger subscriber base, partially offset by the devaluation of several foreign currencies, primarily in Argentina.

      DIRECTV Latin America had negative EBITDA of $99 million in the quarter compared to negative EBITDA of $35 million in the same period of 2001. Also in the quarter, DIRECTV Latin America's operating loss increased to $148 million from an operating loss of $87 million in the same period of 2001. The increased negative EBITDA and operating loss were primarily due to a $75 million loss associated with the World Cup, as well as the devaluation of several foreign currencies, partially offset by the effects of ongoing cost reductions.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated second quarter 2002 revenues of $209.3 million compared with $208.3 million in the same period of the prior year. The slight increase was primarily due to higher occasional service revenues related to the global broadcast distribution of the World Cup, partially offset by reduced program distribution and direct-to-home video revenues.

      EBITDA for the quarter was $150.7 million and EBITDA margin was 72.0%, compared with second quarter 2001 EBITDA of $134.5 million and EBITDA margin of 64.6%. The increase in EBITDA and EBITDA margin was principally due to the company's continued focus on reducing its operating costs. Operating profit for the quarter was $61.0 million compared with operating profit of $32.8 million in the second quarter of 2001. The improvement was primarily due to the increase in EBITDA and the reduced amortization from the adoption of SFAS 142.

      As of June 30, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.55 billion compared to approximately $5.72 billion at the end of the first quarter of 2002.


                                 Network Systems

      Hughes Network Systems (HNS) generated second quarter 2002 revenues of $254.4 million compared with $302.2 million in the second quarter of 2001. The decline was due to lower sales in the Carrier businesses primarily related to the substantial completion of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts. HNS shipped 512,000 DIRECTV receiver systems in the second quarter of 2002 compared to 413,000 units in the same period last year.

      Additionally, HNS added approximately 12,000 net DIRECWAY residential and small office/home office (SOHO) broadband customers in the quarter. As of June 30, 2002, DIRECWAY had over 123,000 residential and SOHO subscribers in North America compared to 74,000 one year ago, a 66% increase.

      HNS reported negative EBITDA of $29.5 million in the quarter compared to negative EBITDA of $36.8 million in the second quarter of 2001. HNS' operating loss in the second quarter of 2002 was $46.1 million compared with an operating loss of $56.5 million in the same period last year. The change in EBITDA and operating loss was primarily attributable to improved operating margins on the increased DIRECTV receiver shipments.

                                  BALANCE SHEET

      From December 31, 2001 to June 30, 2002, the company's consolidated cash balance increased $136.0 million to $836.1 million and total debt increased $832.7 million to $3,480.0 million. The major uses of cash were $728 million for satellite and capital expenditures, the payment of $180 million to GECC and the final purchase price adjustment payment to the Raytheon Company of $134 million. Additionally in the first half of 2002, PanAmSat received approximately $215 million from an insurance claim on the PAS-7 satellite and HUGHES received $95 million from the resolution of the breach of contract lawsuit with NASA.

       Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' second quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5523. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 292489) beginning at 2:00 p.m. ET on Wednesday, July 17.

                            HUGHES FINANCIAL GUIDANCE
--------------------------------------------------------------------------------
                          Third Quarter 2002  Prior Full Year    Revised Full
                                                   2002            Year 2002
--------------------------------------------------------------------------------
HUGHES
--------------------------------------------------------------------------------
   Revenues                  $2.2 - 2.25B       $9.0 - 9.2B        No Change
--------------------------------------------------------------------------------
   EBITDA                    $175 - 225M        $750 - 850M        No Change
--------------------------------------------------------------------------------
   Cash Requirements             N/A            $1.5 - 1.7B       $1.2 - 1.4B
--------------------------------------------------------------------------------
DIRECTV U.S.
--------------------------------------------------------------------------------
   Revenues                     ~$1.6B            ~$6.2B            ~$6.3B
--------------------------------------------------------------------------------
   EBITDA                       ~$150M            ~$525M#        $525 - 545M#
--------------------------------------------------------------------------------
   Net Subscriber Adds        250 - 300K          ~1.2M##          No Change
--------------------------------------------------------------------------------
DIRECTV DSL
--------------------------------------------------------------------------------
   Revenues                      N/A               ~$75M           No Change
--------------------------------------------------------------------------------
   EBITDA                   $(25) - (30)M        ~$(100)M       $(110) - (120)M
--------------------------------------------------------------------------------
   Net Subscriber Adds         15 - 20K            ~100K           70 - 85K
--------------------------------------------------------------------------------
DIRECTV Latin America
--------------------------------------------------------------------------------
   Revenues                   170 -180M         $800 - 850M        $745-765M
--------------------------------------------------------------------------------
   EBITDA                    (15) - (25)M        ~$(100)M       $(135) - (155)M
--------------------------------------------------------------------------------
   Net Subscriber Adds         15 - 20K         150 - 200K        120 - 140K
--------------------------------------------------------------------------------
Hughes Network Systems
--------------------------------------------------------------------------------
   Revenues                  $275 - 325M        $1.3 - 1.4B         ~$1.3B
--------------------------------------------------------------------------------
   EBITDA                    $(20) -(35)M      $(50) - (75)M       No Change
--------------------------------------------------------------------------------
   DIRECWAY Net Sub Adds         N/A            100 - 200K           ~100K
--------------------------------------------------------------------------------
PanAmSat
--------------------------------------------------------------------------------
   Revenues                  $190 - 200M        $790 - 825M        No Change
--------------------------------------------------------------------------------
   New Outright Sales            None                              No Change
      and Sales-                                    None
      Type Leases
--------------------------------------------------------------------------------
   EBITDA Margin            70% or higher      70% or higher       No Change
--------------------------------------------------------------------------------
   EBITDA                    $135 - 150M        $570 - 590M        No Change
--------------------------------------------------------------------------------
 # Excludes $56 million EBITDA charge for loss related to GECC lawsuit
## Excludes subscribers in NRTC territories

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.
--------------------------------
1) EBITDA )Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                   Selected DIRECTV U.S. Financial Highlights
--------------------------------------------------------------------------------
                                                    Quarters Ended
                                   ---------------------------------------------
                                   6/30/01   9/30/01  12/31/01  3/31/02  6/30/02
                                   -------   -------  --------  -------  -------
DIRECTV U.S. Key Performance Metrics
--------------------------------------------------------------------------------
  Average Revenue per User
    (ARPU),$ (1)                   $58.00    $57.30   $61.35     $56.70  $58.10
--------------------------------------------------------------------------------
  Subscriber Acquisition Cost
    (SAC), $ (2)                     $575      $555     $560       $520    $530
--------------------------------------------------------------------------------
  Churn, %  (3)                       2.0%      1.9%     1.7%       1.6%    1.7%
--------------------------------------------------------------------------------
  Pre-Marketing Cash Flow
    (PMCF), %                          41%       40%      38%        39%     40%
--------------------------------------------------------------------------------

Subscriber Detail (in millions)
-----------------------------------
    DIRECTV - Owned & Operated
--------------------------------------------------------------------------------
      Residential                    7.35      7.55     7.88       8.27    8.46
--------------------------------------------------------------------------------
      Commercial                     0.30      0.31     0.33       0.34    0.37
--------------------------------------------------------------------------------
      Suspended                      0.15      0.19     0.23       0.18    0.16
--------------------------------------------------------------------------------
          Total DIRECTV -
            Owned & Operated (4)     7.80      8.05     8.44       8.79    8.99
--------------------------------------------------------------------------------
    NRTC, Total  (5)                 1.84      1.87     1.89       1.75    1.75
--------------------------------------------------------------------------------
          Grand Total                9.64      9.92    10.33      10.54   10.74
-----------------------------------=============================================

    (1) Total revenue divided by average period-end total DIRECTV Owned & Operated customers
    (2) Sales and marketing acquisition costs divided by DIRECTV Owned & Operated customer gross adds in the period; excludes advanced and leased set-top boxes
    (3) Net customer disconnects divided by average period-end
        DIRECTV Owned and Operated customers
    (4) Excludes pending customers to reflect policy change effective 1/1/02
    (5) Reflects Pegasus Communications Corp. policy change in Q1 2002 reported in Pegasus' Form 10K; An additional adjustment was made in Q1 2002, based upon Pegasus' first quarter Form 10-Q filing
--------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                                              Six Months
                                                     Second Quarter    Ended June 30,
                                                   ------------------------------------
                                                    2002      2001     2002     2001
---------------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services       $2,004.0 $1,738.6 $3,862.0  $3,436.8
Product sales                                         205.7    246.5    385.9     441.3
---------------------------------------------------------------------------------------
Total Revenues                                      2,209.7  1,985.1  4,247.9   3,878.1
---------------------------------------------------------------------------------------
Operating Costs and Expenses, Exclusive
      of Depreciation and
      Amortization Expense Shown Below
Broadcast programming and other costs               1,078.9    786.6  1,982.1   1,525.3
Cost of products sold                                 184.7    189.2    357.7     343.7
Selling, general and administrative expenses          823.0    927.3  1,650.8   1,813.9
Depreciation and amortization                         261.6    305.0    523.6     570.7
---------------------------------------------------------------------------------------
Total Operating Costs and Expenses                  2,348.2  2,208.1  4,514.2   4,253.6
---------------------------------------------------------------------------------------

Operating Loss                                       (138.5)  (223.0)  (266.3)   (375.5)

Interest income                                         7.4     19.0     11.7      42.8
Interest expense                                     (122.3)   (42.8)  (198.7)    (93.4)
Other, net                                              8.9    (10.9)   (32.7)     (3.7)
---------------------------------------------------------------------------------------
Loss Before Income Taxes, Minority Interests and
      Cumulative Effect of Accounting Change         (244.5)  (257.7)  (486.0)   (429.8)

Income tax benefit                                     92.9     74.8    184.7     124.7
Minority interests in net (earnings)
      losses of subsidiaries                           (3.5)    26.4    (10.2)     50.7
---------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change   (155.1)  (156.5)  (311.5)   (254.4)
Cumulative effect of accounting change, net of taxes      -        -        -      (7.4)
---------------------------------------------------------------------------------------

Net Loss                                             (155.1)  (156.5)  (311.5)   (261.8)

Adjustment to exclude the effect of
      GM purchase accounting                              -      0.8        -       1.6
---------------------------------------------------------------------------------------

Loss excluding the effect of GM purchase accounting  (155.1)  (155.7)  (311.5)   (260.2)

Preferred stock dividends                             (22.8)   (24.1)   (46.9)    (48.2)
---------------------------------------------------------------------------------------

Loss Used for Computation of
      Available Separate Consolidated
      Net Income (Loss)                             $(177.9) $(179.8) $(358.4)  $(308.4)
=======================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                     884.0    875.9    880.8     875.7
Average Class H dividend base (in millions)
      (Denominator                                  1,307.6  1,299.6  1,304.4   1,299.4
Available Separate Consolidated Net Income (Loss)   $(120.3) $(121.2) $(242.0)  $(207.8)
=======================================================================================

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                                June 30,
                                                       2002        December 31,
ASSETS                                             (Unaudited)        2001
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                $836.1         $700.1
Accounts and notes receivable                           1,137.7        1,090.5
Contracts in process                                      122.6          153.1
Inventories                                               333.9          360.1
Deferred income taxes                                     134.4          118.9
Prepaid expenses and other                              1,042.4          918.4
-------------------------------------------------------------------------------

Total Current Assets                                    3,607.1        3,341.1
Satellites, net                                         4,852.7        4,806.6
Property, net                                           2,183.6        2,197.8
Goodwill, net                                           6,715.3        6,500.3
Intangible Assets, net                                    447.9          656.5
Net Investment in Sales-type Leases                       175.9          227.0
Investments and Other Assets                            1,266.8        1,480.8
-------------------------------------------------------------------------------

Total Assets                                          $19,249.3      $19,210.1
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,104.1       $1,227.5
Deferred revenues                                         157.7          178.5
Short-term borrowings and current portion of            1,081.6        1,658.5
long-term debt
Accrued liabilities and other                           1,303.3        1,342.0
-------------------------------------------------------------------------------

Total Current Liabilities                               3,646.7        4,406.5
Long-Term Debt                                          2,398.4          988.8
Other Liabilities and Deferred Credits                  1,301.8        1,465.1
Deferred Income Taxes                                     757.7          746.5
Commitments and Contingencies
Minority Interests                                        542.9          531.3
Stockholder's Equity                                   10,601.8       11,071.9
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,249.3      $19,210.1
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Six Months
                                      Second Quarter          Ended June 30,
                                     ------------------       -----------------
                                      2002       2001          2002        2001
-------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                     $ 1,793.7  $1,527.7    $ 3,437.5   $ 3,017.6
EBITDA (1)                         $   20.6   $   (1.3)   $   (42.0)  $     4.7
Operating Loss                     $ (136.4)  $ (182.9)   $  (351.9)  $  (328.4)
Depreciation and Amortization      $  157.0   $  181.6    $   309.9   $   333.1
Capital Expenditures               $  157.2   $  226.3    $   296.7   $   353.9

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                     $  209.3   $  208.3    $   416.4   $   413.5
EBITDA (1)                         $  150.7   $  134.5    $   301.8   $   274.5
EBITDA Margin (1)                     72.0%      64.6%        72.5%       66.4%
Operating Profit                   $   61.0   $   32.8    $   118.1   $    73.9
Operating Profit Margin               29.1%      15.7%         28.4%       17.9%
Depreciation and Amortization      $   89.7   $  101.7    $   183.7   $   200.6
Capital Expenditures               $  109.5   $   94.2    $   183.5   $   161.4

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                     $  254.4   $  302.2    $   497.2   $   550.4
EBITDA (1)                         $  (29.5)  $  (36.8)   $   (62.6)  $   (75.1)
Operating Loss                     $  (46.1)  $  (56.5)   $   (97.2)  $  (109.1)
Depreciation and Amortization      $   16.6   $   19.7    $    34.6   $    34.0
Capital Expenditures               $   87.8   $  167.1    $   216.1   $   345.3

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                     $  (47.7)  $  (53.1)   $  (103.2)  $  (103.4)
EBITDA (1)                         $  (18.7)  $  (14.4)   $    60.1   $    (8.9)
Operating Profit (Loss)            $  (17.0)  $  (16.4)   $    64.7   $   (11.9)
Depreciation and Amortization      $   (1.7)  $    2.0    $    (4.6)  $     3.0
Capital Expenditures               $   13.1   $   22.6    $    32.1   $     0.8

--------------------------------------------------------------------------------
TOTAL
Total Revenues                     $2,209.7   $1,985.1    $ 4,247.9   $ 3,878.1
EBITDA (1)                         $  123.1   $   82.0    $   257.3   $   195.2
EBITDA Margin (1)                      5.6%       4.1%         6.1%        5.0%
Operating Loss                     $ (138.5)  $ (223.0)   $  (266.3)  $  (375.5)
Depreciation and Amortization      $  261.6   $  305.0    $   523.6   $   570.7
Capital Expenditures               $  367.6   $  510.2    $   728.4   $   861.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    July 16, 2002
        -------------
                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)